Exhibit T3A.2.44

READ’S, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

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THIS IS TO CERTIFY THAT:

FIRST:          Read's, Inc., a Maryland corporation (the "Corporation"), desires to amend arid restate its charter as currently in effect and as hereinafter amended.

SECOND:     The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

1.	KNOW ALL MEN BY THESE PRESENTS, That we Arthur Nattans, Samuel A. Nattans and James B. Moore, of Baltimore City, in the State of Maryland, Samuel L. Bachrach, of the City of New York, in the State of New York, and William C. Sparks, of the City of Washington, in the District of Columbia, being citizens of the United States and a majority of whom are citizens of the State of Maryland, do hereby certify that we do under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations hereby form a corporation under the name of Read's, Inc.

2.	The purposes for which the Corporation is formed and the business and objects to be carried on and promoted by it are as follows:

(a)	To engage in, conduct and carry on the business of manufacturing, producing, buying, selling, both wholesale and retail, and otherwise dealing in and with, drugs, medicines, pharmaceuticals, chemicals, and all other goods, wares and merchandise, of every kind and description, and to operate retail stores, warehouses and other facilities of all kinds.

(b)	To purchase, acquire, sell, lease, mortgage, improve, develop, invest in, and otherwise deal in, real and personal property, of every kind and wherever situate.

(c)	To engage in and carry on any other business which may be conveniently conducted in conjunction with any business of the Corporation.

(d)	To acquire by purchase or otherwise, and to hold, sell, transfer, mortgage, pledge, or otherwise dispose of, the whole or any part of the property or business of any person, firm or corporation and the stock or other securities of any other corporation, and to organize or promote or facilitate the organization of subsidiary companies.

(e)	To engage in and carry on any lawful business, and to exercise and enjoy all the powers, rights and privileges conferred by the General Laws of the State of Maryland, whether now in force or hereafter enacted, upon corporations formed thereunder and defined in said Laws as ordinary business corporations, and the enumeration of certain powers as herein specified is not intended to exclude any other such powers, rights and privileges granted by the Laws of the State of Maryland now or hereafter in force.

STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the	4

page document of file in this office. DATED:	11/27/18

STATE DEPARTMENT OF ASSESSMENTS AND TAXATION :	974319-10 EYR

BY:	[ILLEGIBLE]	, Custodian

This stamp replaces our previous certification system, Effective: 6/9

And the Corporation is formed under the Articles, conditions and provisions herein expressed, and subject in all particulars to the limitations pertaining to corporations which are contained in the General Laws of the State of Maryland.

3.	[INTENTIONALLY DELETED]

4.	(a)	Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue is 1,092,100 shares, consisting of two classes of stock as follows:

(i)	1,092,000 shares of class A common stock, par value $1.00 per share (the "Class A Commons Stock"); and

(ii)	100 shares of class B common stock, par value $1.00 per share (the "Class B Common Stock").

(b)	Voting Rights. Each holder of Class A Common Stock shall have one vote in respect to each share of Class A Common Stock held of record on all matters to be voted upon by stockholders. The shares of Class B Common Stock shall not have voting rights and shall not be counted in determining the presence of a quorum at any meeting of stockholders.

(c)	Redemption at the Option of the Corporation. The Corporation shall have the right, at its sole option and election, at any time or from time to time, to redeem shares (or fractions of shares) of Class B Common Stock, in whole or in part, from holders thereof who are not (i) employees of the Corporation or any of its affiliates or (ii) licensees under any permit or license for the sale of alcoholic beverages maintained by the Corporation, by payment of $100 per share of Class B Common Stock.

5.	[INTENTIONALLY DELETED]

6.	The Corporation reserves the right to make any amendment of the charter, now of hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding shares of stock.

7.	To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

8.	The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

THIRD:         The amendment to and restatement of the charter as hercinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:     The current address of the principal office of the Corporation is as follows: c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

FIFTH:          The name and address of the Corporation's curare resident agent are as follows: The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

SIXTH:         The number of directors of the Corporation and the names of those currently in office are as follows:

James J. Comitale

Douglas Donley

Christopher Hall

SEVENTH:     The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 21st day of January, 2014.

ATTEST:			READ’S, INC.

By:	/s/ Marc A. Strassler		By:	/s/ Kenneth Black
	Name:	Marc A. Strassler		Name:	Kenneth Black
	Title:	Secretary		Title:	President

CUST ID: 0003033090 WORK ORDER: 0004249670 DATE: 01-24-2014 02:48 PM AMT. PAID: $569.00

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